Exhibit 4.02 (b)

AMENDED AND RESTATED REVOLVING NOTE

U.S. $7,250,000	Dated: December 15, 2003

FOR VALUE RECEIVED, the undersigned, OCCUPATIONAL HEALTH + REHABILITATION INC, a Delaware corporation (“OHR”), CM OCCUPATIONAL HEALTH, LIMITED LIABILITY COMPANY, a Maine limited liability company (“CM”), and OHR-SSM, LLC, a Missouri limited liability company (“OHR-SSM”; together with OHR and CM, individually and collectively, the “Borrower”), hereby promises to pay to CAPITALSOURCE FINANCE LLC (the “Lender”) the unpaid principal amount of all Advances made by Lender to Borrower under the Revolving Facility, with interest thereon, and all other Obligations under the Loan and Security Agreement, dated as of December 15, 2000, as amended by Amendment No. 1 to Loan and Security Agreement, dated July 19, 2002, Amendment No. 2 to Loan and Security Agreement, dated as of March 18, 2002, and the Amended and Restated Revolving Credit and Security Agreement dated as of the date hereof between Borrower and Lender as successor-in-interest to DVI Business Credit Corporation (“DVI”) or DVI (as it may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), all at the times and in the manner set forth in the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Loan Agreement. This Amended and Restated Revolving Note shall hereinafter be referred to as the “Note”.

1. Interest and Payments.

(a) Subject to the limitations set forth herein, Borrower promises to pay interest on the outstanding principal amount of the Revolving Facility from the date of any Advance under the Revolving Facility until such principal amount is irrevocably paid in full in cash. Interest on outstanding Advances under the Revolving Facility shall be due and payable monthly in arrears on the first Business Day of each calendar month, commencing January 1, 2004, at an annual rate of the Prime Rate plus 1.0%, provided, however, that, notwithstanding any other provision of this Note, the Loan Agreement or any other Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than 4.0%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.

(b) Payments of interest and other Obligations shall be made, when due, by the application of funds advanced under the Revolving Facility in accordance with the provisions of the Loan Agreement. Any payments of principal or interest or other amounts on or payments under this Note not paid automatically as provided in the Loan Agreement shall be paid to Lender only by wire transfer on the date when due, without any deduction whatsoever, including any deduction for any setoff or counterclaim, in U.S. Dollars in immediately available funds as required in the Loan Agreement. Notwithstanding and without limiting or being limited by any other provision of this Note, any payments or prepayments received under this Note shall be credited and applied in accordance with the provisions of the Loan Agreement.

2. Maturity.

Unless earlier due and payable or accelerated under the Loan Agreement, this Note shall mature, and the outstanding principal balance hereunder and other Obligations, together with all other outstanding amounts due hereunder and under the Loan Agreement, shall become due and payable in full on the earlier of (a) the occurrence of an Event of Default if so required pursuant to the Loan Agreement or Lender’s demand upon an Event of Default, and (b) the last day of the Term.

3. Default Rate.

Upon the occurrence of an Event of Default and during the continuation thereof, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 4.0% per annum.

4. Loan Agreement and Security Agreement.

(a) This Note is referred to in, made pursuant to, and entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, (i) provides for the making of the Revolving Facility by Lender to Borrower in the Dollar amount first mentioned above, (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified, and (iii) contains provisions defining an Event of Default and the rights and remedies of Lender upon the occurrence of an Event of Default.

(b) This Note is a secured note, entitled to the benefits of and security interests granted in, among other things, the Loan Agreement and the other Security Documents.

5. Prepayments. This Note may be prepaid in whole or in part upon notice to Lender and shall be prepaid in whole, in each case as provided or required in the Loan Agreement and upon payment of all fees and other Obligations set forth therein. No payment or prepayment of any amount shall entitle any Person to be subrogated to the rights of Lender hereunder or under the Loan Agreement unless and until the Obligations have been performed in full and paid irrevocably in full in cash and the Loan Agreement has been terminated.

6. Payments Due on a Day other than a Business Day. If any payment to be made on or under this Note is stated to be due or becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

7. Waivers. Borrower hereby waives setoff, counterclaim, demand, presentment, protest, notice of dishonor or non-payment, as well as all defenses with respect to this Note, the Loan Agreement and/or any Obligation, notice of acceptance hereof, notice of loans or Advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein or in the Loan Agreement. No course of action or dealing, renewal, release or extension of this Note or any Loan Document or any rights hereunder or thereunder, release of Borrower or any Guarantor, or delay, failure or omission on Lender’s part in enforcing this Note or any other Loan Document or in exercising or enforcing any right, remedy, option or power hereunder or under any other Loan Document shall affect the liability of Borrower or any Guarantor or operate as a waiver of such or any other right, remedy, power or option or of any default, nor shall any single or partial exercise of any right, remedy, option or power hereunder or under any other Loan Document affect the liability of Borrower or any Guarantor or preclude any other or further exercise of such or any other right, remedy, power or option. No waiver of any one or more defaults in the performance of any of the provisions of this Note shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature.

8. Exercise of Rights.

(a) Lender shall have the right in its sole discretion to determine which rights, powers, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate or modify or to take any other action with respect thereto, and such determination will not in any way modify or affect any of Lender’s rights, powers, Liens, security interests or remedies hereunder or under any of the Loan Documents, under applicable law or at equity.

(b) The enumeration of the foregoing rights and remedies is not intended to be exhaustive. The rights and remedies of Lender described herein are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have by contract or at law or in equity, and the partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

9. Lawful Limits. This Note is expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance hereunder, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

10. Nature of Amendment and Restatement. This Note is executed and delivered by Borrower to amend, renew, restate, extend, increase and further evidence the indebtedness evidenced by that certain note dated effective as of December 15, 2000, made by Borrower payable to the order of DVI, predecessor-in-interest to Lender, in the original principal sum of Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000) (the “Prior Note”). Borrower acknowledges and agrees that Lender is the owner and holder of the Prior Note as assignee of DVI. This Note shall constitute a renewal, amendment, extension and restatement of the Prior Note. Delivery of this Note does not extinguish the indebtedness, liabilities or other Indebtedness of Borrower arising under the Prior Note, nor does it constitute a novation or payment of any part of the indebtedness, liabilities or other Indebtedness of Borrower evidenced by the Prior Note. Borrower hereby agrees that the execution of this Note shall in no manner vitiate, impair or affect the liens and security interests created and evidenced by the Loan Agreement or any of the other Loan Documents in effect as of the date of the Prior Note, and such liens and security interests shall not be and are not in any manner released or waived.

11. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of laws provisions.

12. Limitation of Joint and Several Liability. Notwithstanding any other provision of the Loan Documents, CM shall not be liable for amounts in excess of (a) the greater of the aggregate principal amount of Advances drawn by such Person or allocated to such Person pursuant to Section 2.1 of the Loan Agreement, and the CM Facility Cap, (b) the Applicable Rate of interest thereon, (c) any amounts transferred in violation of Section 7.6(b) of the Loan Agreement, (d) the Obligations relating specifically to such Person, and (e) any fees, costs or expenses for which Borrowers are jointly and severally liable as set forth in this Agreement. Notwithstanding any other provision of Loan Documents,

OHR-SSM shall not be liable for amounts in excess of (a) the greater of the aggregate principal amount of Advances drawn by such Person or allocated to such Person pursuant to Section 2.1 of the Loan Agreement, and the OHR-SSM Facility Cap, (b) the Applicable Rate of interest thereon, (c) any amounts transferred in violation of Section 7.6(b) of the Loan Agreement, (d) the Obligations relating specifically to such Person, and (e) any fees, costs or expenses for which Borrowers are jointly and severally liable as set forth in the Loan Agreement. Each of CM and OHR-SSM expressly acknowledge and agree that OHR has access to the undrawn CM Availability and OHR-SSM Availability, that OHR may borrow such amounts thereunder, that such borrowed amounts shall be allocated to such Person, and that such Person shall be liable for such borrowed amounts, all in accordance with the terms of this Agreement. OHR hereby acknowledges and agrees that it is liable for all of the Obligations under the Loan Documents. Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all Affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility on the terms herein provided, (iv) Lender will be lending against, and relying on a lien upon, all of Borrowers’ assets even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such loans by Lender and the availability of a single credit facility of a size greater than each could independently warrant, and (vi) to the extent provided in the Loan Agreement, all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower.

[SIGNATURE PAGE FOLLOWS]

OCCUPATIONAL HEALTH + REHABILITATION INC

By:	/s/ KEITH G. FREY

Name:	Keith G. Frey
Its:	Chief Financial Officer

CM OCCUPATIONAL HEALTH, LIMITED LIABILITY COMPANY

By:	/s/ KEITH G. FREY

Name:	Keith G. Frey Chief Financial Officer Occupational Health + Rehabilitation Inc
Its:	Member and Manager

OHR-SSM, LLC

By:	/s/ KEITH G. FREY

Name:	Keith G. Frey Chief Financial Officer Occupational Health + Rehabilitation Inc
Its:	Member and Manager

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